PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated April 8, 2026)	Registration Statement No. 333-293641

GLOBAL MEDIUM-TERM NOTES, SERIES F
GLOBAL UNITS, SERIES F
GLOBAL WARRANTS, SERIES F

We, Morgan Stanley, may offer from time to time global medium-term notes, either alone or as part of a unit.  The specific terms of any notes that we offer will be included in a pricing supplement.  The notes will have the following general terms:

•	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

•	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

•	The notes will be subordinated.

•	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

•	The notes will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The pricing supplement may also specify that the notes will have additional terms, including the following:

•	The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

•	Payments on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above.

•	The notes may be either callable by us or puttable by you.

We may also offer from time to time global units.  Units may include notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof.  Each warrant issued as part of a unit will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property, (2) currencies, (3) commodities (in the case of purchase contracts only), (4) any other property or (5) any combination of the above.  The specific terms of any units we offer will be included in the applicable pricing supplement.

We may also offer from time to time global warrants alone and not as part of a unit.  The warrants, when issued alone and not as part of a unit, will entitle you either to purchase or sell (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property, (2) currencies, (3) any other property or (4) any combination of the above.  The specific terms of any warrants we offer will be included in the applicable pricing supplement.

Investing in the notes, units or warrants involves risks.
See “Risk Factors” beginning on page 7 of the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. LLC, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. LLC may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 8, 2026

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

Summary

The following summary describes the notes, units and warrants we are offering under this program in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

We, Morgan Stanley, may offer from time to time the medium-term notes, units and warrants described in this prospectus supplement.  We will sell the notes, units and warrants primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously.  We refer to the notes, units and warrants offered under this prospectus supplement as our “Series F medium-term notes,” our “Series F units” and our “Series F warrants,” respectively.  We refer to the offering of the Series F medium-term notes, the Series F units and the Series F warrants as our “Series F program.”

General terms of the notes

•

The notes will pay interest, if any, on the dates specified in the applicable pricing supplement.

•

The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

•

The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

•

The notes will be subordinated.

•

The notes may be either callable by us or puttable by you.

•

The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

•

Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above.

•

We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

•

The notes may be issued either alone or as a part of a unit with any combination of other securities.

•

We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

•

The notes will be held in global form by The Depository Trust Company, unless we specify otherwise in the applicable pricing supplement.

•

The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

General terms of units

•

Units may include notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof.

•

Warrants included in units will entitle or require you to

purchase from us or sell to us:

o

securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

o

currencies;

o

any other property; or

o

any combination of the above.

The applicable pricing supplement will explain how we or, if specified, you may satisfy any obligations under the warrants through the delivery of the underlying securities or currencies or, in the case of underlying securities, the cash value of the underlying securities.

•

Purchase contracts included in units will require you to purchase or sell:

o

securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities, any other property;

o

currencies;

o

commodities;

o

any other property; or

o

any combination of the above.

A purchase contract issued as part of a unit may be either prepaid or paid at settlement.  The applicable pricing supplement will explain the methods by which you may purchase or sell the specified securities, currencies or commodities at the settlement of the purchase contract and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.

•

The applicable pricing supplement will indicate whether and under what circumstances securities included in a unit may be separated from the other securities comprised by that unit.

General terms of warrants

•

Warrants, when issued alone and not as part of a unit, will entitle you to purchase from us or sell to us:

o

securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

o

currencies;

o

any other property; or

o

any combination of the above.

•

The applicable pricing supplement will explain how we may satisfy any obligations under the warrants through the delivery of the underlying securities or currencies or, in the case of underlying securities, the cash value of the underlying securities.

Forms of securities	The securities that we offer under our Series F program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities—The Depositary” in the accompanying prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

Description of Notes

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the accompanying prospectus and in this prospectus supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	senior indebtedness (“Description of Debt Securities—Subordination Provisions”)

•	Subordinated Debt Indenture (“Description of Debt Securities—Indentures”)

General Terms of Notes

We will issue notes under the Subordinated Debt Indenture.  The Series F medium-term notes issued under that indenture, together with our Series G and Series H global medium-term notes previously issued under that indenture, will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series.  We may create and issue additional notes with the same terms as previous issuances of Series F medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Ranking. Notes issued under the Subordinated Debt Indenture will rank on a parity with all of our other subordinated indebtedness and, together with all of our other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness.  See “Description of Debt Securities—Subordination Provisions” in the accompanying prospectus.  As of December 31, 2025, we had approximately $12.2 billion of subordinated long-term borrowings that will rank on a parity with notes issued under the Subordinated Debt Indenture.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of our Series F medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	whether interest will be payable in cash or payable in kind;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•	whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above;

•	the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may affect the conversion or exchange;

•	whether the notes are renewable notes;

•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including any exchange controls affecting that specified currency;

•	whether the notes will be listed on any stock exchange;

•	whether the notes will be issued in book-entry or certificated form;

•	if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the notes.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking S.A.

“Depositary” means The Depository Trust Company, New York, New York.

“Euroclear” means Euroclear Bank SA/NV.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

For any definitive registered note, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.  For any global registered note, the “record date” for any interest payment date is the date one business day prior to such interest payment date; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

“T2” means the real-time gross settlement system operated by the Eurosystem, or any successor or replacement system.

“TARGET Settlement Day” means any day on which T2 is open for the settlement of payment in euro.

References in this prospectus supplement to “U.S. dollars,” “U.S.$” and “$” are to the currency of the United States of America.  References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes only in fully registered form, either as book-entry notes or as certificated notes.  We may issue the notes either alone or as part of a unit.  References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-Entry Notes.  For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes.  Except as set forth in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.  These certificates name the Depositary or its nominee as the owner of the notes.  The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes.  An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.  A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Forms of Securities—The Depositary” in the accompanying prospectus.  The Depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.

Certificated Notes.  If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note.  The person named in the note register will be considered the owner of the note for all purposes under the indenture.  For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note.  You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

Denominations.  We will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000, unless otherwise specified in the applicable pricing supplement; or

•	for notes denominated in a specified currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus, on the business day immediately preceding the date of issuance.

New York Law to Govern.  The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Redemption and Repurchase of the Notes

Optional Redemption by Morgan Stanley.  The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity or will indicate the terms of our option to redeem the notes.

Repayment at Option of Holder.  If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Debt Securities” in the accompanying prospectus.  The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Notes Denominated in a Foreign Currency

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency.  Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars.  In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

•	The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

•	The participant must notify the Depositary of the beneficial owner’s election on or prior to the seventh business day prior to the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•	The Depositary will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day prior to the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

Payment Procedures for Certificated Notes Denominated in a Foreign Currency.  For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars.  To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day prior to the applicable record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

•	at least five business days prior to the applicable record date, for payment of interest; or

•	at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

•	by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency.  Our affiliate Morgan Stanley & Co. International plc, in its capacity as exchange rate agent, or a different exchange rate agent identified in the applicable pricing supplement, will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above.  The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate.  If those bid quotations are not available, payments will be made in the specified currency.  The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency.  We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus.

Discount Notes

Some notes may be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield.  We refer to these notes as “discount notes.”  See the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—General—Original Issue Discount” below.  In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of:

o	its issue price, expressed as a percentage of the aggregate principal amount, plus

o	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method.  The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated.  If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued.  If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.  The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain notes may be issued at a discount, but not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes.  See the applicable pricing supplement for any special considerations applicable to these notes.

Renewable Notes

We may also issue variable rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any.  Any renewable notes we issue will be book-entry floating rate notes.  The general terms of the renewable notes are described below.

Automatic Extension of Maturity.  The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the “initial maturity date.”  On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder’s note.  However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

Holder’s Option to Terminate Automatic Extension.  On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000.  To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement.  This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

Revocation of Election by Holder.  The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000.  To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature.  The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000.  However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

Redemption of Notes at Company’s Option.  We have the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement.  The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption.  Notwithstanding anything to the contrary in this prospectus supplement, we will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

Remarketing of Notes.  We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures.  A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	the securities of an entity affiliated or not affiliated with us;

•	a basket of those securities;

•	an index or indices of those securities; or

•	any combination of, or the cash value of, any of the above.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium.  The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes.  The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange.  If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity.  If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Notes.  At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity.  If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property.  Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange.  The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property.  The underlying property may be the securities of either U.S. or foreign entities or both.  The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted.  Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

Special Requirements for Exchange of Global Securities.  If an optionally exchangeable note is represented by a global note, the Depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange.  In order to ensure that the Depositary’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange.  Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

Payments upon Acceleration of Maturity or upon Tax Redemption.  If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

•	an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•	a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices of those securities or any other property, or any combination of the above.  These notes may include other terms, which will be specified in the applicable pricing supplement.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.”  The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “specified currency”;

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	U.S. federal income tax considerations.

The specified currency and the payment currency may be the same currency or different currencies.  Interest on currency-linked notes will be paid in the specified currency.

Description of Units

Investors should carefully read the general terms and provisions of our units in “Description of Units” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in “Description of Units” in the accompanying prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the accompanying prospectus and in “Description of Notes” in this prospectus supplement.  If a warrant is offered as part of a unit, investors should also review the information in “Description of Warrants” in this prospectus supplement and the accompanying prospectus.  If a purchase contract is offered as part of a unit, investors should also review the information in “Description of Purchase Contracts” in the accompanying prospectus.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	purchase contract (“Description of Purchase Contracts”)

•	purchase contract property (“Description of Purchase Contracts”)

•	Unit Agreement (“Description of Units”)

•	Unit Agreement Without Holders’ Obligations (“Description of Units”)

•	warrant (“Description of Warrants—Offered Warrants”)

•	warrant agent (“Description of Warrants—Significant Provisions of the Warrant Agreements”)

•	warrant property (“Description of Warrants—Offered Warrants”)

Further Information on Units

Terms Specified in Pricing Supplement.  We may issue from time to time units that may include one or more notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof.

The applicable pricing supplement will describe:

•	the designation and the terms of the units and of the notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof, included in those units, including whether and under what circumstances those notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof, may be separately traded;

•	any additional terms of the Unit Agreement or the Unit Agreement Without Holders’ Obligations; and

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley and other property constituting those units.

Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

Warrants included in units will entitle or require you to purchase from us or sell to us:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	any other property; or

•	any combination of the above.

Purchase contracts included in units will require you to purchase or sell:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	commodities;

•	any other property; or

•	any combination of the above.

Payments on Units and Securities Comprised by Units.  At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, the holder may:

•	present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

•	register the transfer of the units; and

•	exchange the units, except that book-entry units will be exchangeable only in the manner and to the extent set forth under “Forms of Securities—Global Securities” in the accompanying prospectus.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of units is The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as unit agent, acting through its corporate trust office at 240 Greenwich Street, New York, New York 10286.  The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most units in U.S. dollars, some units may be payable in foreign currencies as specified in the applicable pricing supplement.  Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa.  In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities.  Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on units that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Units

Book-Entry System.  For each issuance of units in book-entry form, we will issue a single registered global unit representing the entire issue of units.  Each registered global unit representing book-entry units, and each global security included in that unit, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary.  You may not exchange certificated units for book-entry units or interests in book-entry units.  In addition, except as described in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry units or interests in book-entry units for certificated units.

Special Requirements for Exercise of Rights for Global Units.  If a book-entry unit represented by a registered global unit:

•	includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property,

•	includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

•	otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the Depositary’s nominee will be the only entity that can exercise those rights.

In order to ensure that the Depositary’s nominee will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Depositary of its desire to exercise that right.  Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

A further description of the Depositary’s procedures for registered global securities representing book-entry securities, including registered global units and the other registered global securities included in the registered global units, is set forth in the accompanying prospectus under “Forms of Securities—The Depositary.”  The Depositary has confirmed to us, the unit agent, the collateral agent, the paying agent, the warrant agent and each trustee that it intends to follow those procedures.

Description of Warrants

Investors should carefully read the general terms and provisions of our warrants in “Description of Warrants” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of warrants and may modify or replace any of the information in this section and in “Description of Warrants” in the accompanying prospectus.  The Series F warrants will be issued either alone or as part of a unit.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	warrant (“Description of Warrants—Offered Warrants”)

•	warrant agent (“Description of Warrants—Significant Provisions of the Warrant Agreement”)

•	warrant property (“Description of Warrants—Offered Warrants”)

Further Information on Warrants

The applicable pricing supplement will contain, where applicable, the following terms of, and other information relating to, warrants issued alone:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency with which the warrants may be purchased;

•	whether the warrants will be issued in definitive or global form;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are put warrants or call warrants and any conditions or restrictions on the exercise of the warrants;

•	the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each warrant;

•	the price at which and the currency with which the underlying securities, currencies or other property may be purchased or sold upon the exercise of each warrant, or the method of determining that price;

•	whether the exercise price may be paid in cash and the method of exercising the warrants;

•	whether the exercise of the warrants is to be settled in cash or by delivery of the underlying securities, other property or combination thereof;

•	the applicable U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants, if other than as described below, and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

•	the proposed listing, if any, of the warrants on any securities exchange; and

•	any other terms of the warrants.

Warrants will be issued only in fully registered form, in denominations of whole warrants only, with purchase prices as indicated in the applicable pricing supplement.

Warrants will entitle you to purchase from us or sell to us:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	any other property; or

•	any combination of the above.

Payments on Warrants.  At the office of the warrant agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, the holder may:

•	present the warrants for payment or delivery of warrant property;

•	register the transfer of the warrants; and

•	exchange the warrants, except that book-entry warrants will be exchangeable only in the manner and to the extent set forth under “Forms of Securities—Global Securities” in the accompanying prospectus.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of warrants is The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as warrant agent, acting through its corporate trust office at 240 Greenwich Street, New York, New York 10286.  The holder will not pay a service charge for any registration of transfer or exchange of the warrants, except for any tax or other governmental charge that may be imposed.

Although we anticipate making payments in respect of any cash settled warrant property on most warrants in U.S. dollars, some warrants may be payable in foreign currencies as specified in the applicable pricing supplement.  Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa.  In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities.  Accordingly, unless alternative arrangements are made, we will pay any amounts in respect of any cash settled warrant property that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a warrant payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Warrants

Book-Entry System.  For each issuance of warrants in book-entry form, we will issue a single registered global warrant representing the entire issue of warrants.  Each registered global warrant representing book-entry warrants, and each global security included in that warrant, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary.  You may not exchange certificated warrants for book-entry warrants or interests in book-entry warrants.  In addition, except as described in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry warrants or interests in book-entry warrants for certificated warrants.

Special Requirements for Exercise of Rights for Global Warrants.  If a book-entry warrant represented by a registered global warrant entitles the holder to exercise the warrant to purchase or sell warrant property, then the Depositary’s nominee will be the only entity that can exercise those rights.

In order to ensure that the Depositary’s nominee will timely exercise a right conferred by a warrant, the beneficial owner of that warrant must instruct the broker or other direct or indirect participant through which it holds an interest in that warrant to notify the Depositary of its desire to exercise that right.  Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a warrant in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

A further description of the Depositary’s procedures for registered global securities representing book-entry securities, including registered global warrants is set forth in the accompanying prospectus under “Forms of Securities—The Depositary.”  The Depositary has confirmed to us and the warrant agent that it intends to follow those procedures.

Series F Notes, Series F Units and Series F Warrants Offered on a Global Basis

If we offer any of the securities under our Series F Program on a global basis, we will so specify in the applicable pricing supplement.  The additional information contained in the accompanying prospectus under “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis.  The additional provisions in the accompanying prospectus described under “Securities Offered on a Global Basis Through the Depositary—Tax Redemption” and “—Payment of Additional Amounts” will apply to securities offered on a global basis only if we so specify in the applicable pricing supplement.

United States Federal Taxation

The following is a discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the notes. The material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of units and warrants issued under this prospectus supplement will be described in the applicable product supplement or pricing supplement. Except where stated otherwise, this discussion generally assumes that you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the issue of notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Code. Subject to any additional discussion in the applicable product supplement or pricing supplement (the “applicable supplement”), it is expected, and, except where stated otherwise, the discussion below assumes, that the issue price of a note will be equal to the stated issue price indicated in the applicable supplement. Purchasers of notes at another time or price may have consequences that differ from those described below, and therefore such purchasers should consult their tax advisers regarding the U.S. federal income tax consequences to them of the ownership and disposition of the notes.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a tax-exempt entity, including an individual retirement account or Roth IRA;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a straddle or “conversion transaction” or one who enters into a “constructive sale” with respect to a note;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the notes to you.

The remainder of this discussion is based on the Code, final, temporary and proposed Treasury regulations, rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local, non-U.S. or other tax laws, estate or gift tax laws, or the potential application of the alternative minimum tax or the Medicare tax on net investment income. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the notes) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Unless otherwise indicated specifically below or in the applicable supplement, this discussion assumes that the notes are denominated in U.S. dollars.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal income tax consequences set out in the applicable supplement, which you should read before making a decision to invest in the relevant notes.

Tax Treatment

This discussion only addresses notes treated as debt instruments for U.S. federal income tax purposes. The U.S. federal tax consequences of an investment in notes that are not treated as debt instruments will be set forth in the applicable supplement.

Certain changes affecting the notes could result in the notes being treated as retired and reissued for U.S. federal income tax purposes, as discussed below under “Possible Taxable Event.” The treatment of the notes after such an event could differ from their prior treatment.

Except where stated otherwise, the following discussions of specific types of notes generally assume that the stated treatment of each type of note is respected and that no deemed retirement and reissuance of the notes has occurred.  You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment could apply to the notes.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

General

The discussion below applies generally to all notes, but is subject to special rules applicable to certain categories of debt instruments described below under “—Notes Treated as Short-term Notes,” “—Notes Treated as Variable Rate Debt Instruments,” “—Notes Treated as Foreign Currency Notes,” “—Notes Treated as Foreign Currency Contingent Payment Debt Instruments” and “—Notes Treated as Contingent Payment Debt Instruments.”

Payments of Interest. “Qualified stated interest” (as described below under “—Original Issue Discount”) on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting.

Original Issue Discount. A note that has an “issue price” that is less than its “stated redemption price at maturity” will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes (an “OID note”) unless the discount is less than a de minimis amount as described below. Special rules governing the tax treatment of short-term notes, foreign currency CPDIs and CPDIs (each as defined below) are described below under “—Notes Treated as Short-term Notes,” “—Notes Treated as Foreign Currency Contingent Payment Debt Instruments” and “—Notes Treated as Contingent Payment Debt Instruments,” respectively. The amount of OID will be equal to the excess of the stated redemption price at maturity over the issue price. The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.” Qualified stated interest (“QSI”) generally includes stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually at a single fixed rate, and also includes stated interest on certain floating-rate notes (as described under “—Notes Treated as Variable Rate Debt Instruments” below). If a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated rate generally is QSI, with any excess included in the stated redemption price at maturity for purposes of determining whether the note is issued with OID.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount as determined under applicable Treasury regulations, the note will not be treated as issued with OID and therefore will not be subject to the rules described below. In this case, all stated interest on the notes will generally be treated as QSI, and you generally will include the discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

If you hold OID notes, you will be required to include any QSI in income when received or accrued in accordance with your method of tax accounting. In addition, you will be required to include OID in income as it accrues in accordance with a constant-yield method based on the compounding of interest, regardless of your method of tax accounting.

Under this method, you will be required to include in ordinary income the sum of the “daily portions” of OID for all days during the taxable year that you own the OID note. The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID on the OID note that is allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period.  The amount of OID allocable to each accrual period is determined by (i) multiplying the “adjusted issue price” (as defined below) of the OID note at the beginning of the accrual period by the yield to maturity (as defined below) of the OID note, adjusted to take account of the length of the accrual period, and (ii) subtracting from that product the amount of QSI, if any, allocable to that accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of payments in all prior accrual periods other than QSI. The “yield to maturity” of an OID note is the discount rate that causes the present value on the issue date of all payments on the OID note to equal the issue price.

You may make an election to include in gross income all interest that accrues on any note (including, among other things, QSI, OID and de minimis OID) in accordance with the constant-yield method based on the compounding of interest (a “constant-yield election”). This election may be revoked only with the consent of the IRS.

Additional rules applicable to OID notes that are denominated in a specified currency other than the U.S. dollar (a “foreign currency”), or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar, are described under “—Notes Treated as Foreign Currency Notes” below.

Notes Subject to Early Redemption. A note subject to redemption prior to maturity may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note (which may affect whether the note is treated as issued with OID and, if so, the timing of accrual of the OID).  Under applicable Treasury regulations, we will generally be presumed to exercise an unconditional option to redeem a note if the exercise of the option would lower the yield on the note.  Conversely, you will generally be presumed to exercise an unconditional option to require us to repurchase a note if the exercise of the option would increase the yield on the note.  In either case, if such an option is not in fact exercised, the note will be treated, solely for purposes of calculating OID, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s adjusted issue price on that date.

Under these rules, if a note provides for a fixed rate of interest that increases over the term of the note, the note’s issue price is not below its stated principal amount and we have an unconditional option to redeem the note for an amount equal to the stated principal amount plus accrued interest, if any, on or prior to the first date on which an increased rate of interest is in effect, the yield on the note will be lowered if we redeem the note before the initial increase in the interest rate, and therefore our redemption option will be treated as exercised. Since the note will therefore be treated as if it were redeemed and reissued prior to the initial increase in the interest rate, the note will not be treated as issued with OID.  If a note is not treated as issued with OID and if, contrary to the presumption in the applicable Treasury regulations, we do not redeem the note before the initial increase in the interest rate, the same analysis will apply to all subsequent increases in the interest rate.  This means that the note that is deemed reissued will be treated as redeemed prior to any subsequent increase in the interest rate, and therefore as issued without OID. If the actual remaining term of a note is one year or less at the time of a deemed reissuance, it is possible that the deemed reissued note would be treated as a short-term debt instrument.  See “—Notes Treated as Short-term Notes” below. While a note with a deemed remaining term of one year or less based on the presumed exercise of an option should not be treated as a short-term debt instrument, the IRS or a court might treat the stated interest payable on the note as OID instead of QSI during that deemed remaining term. You should consult with your tax adviser regarding this uncertainty.

Acquisition Premium.  If you purchase an OID note for an amount greater than its adjusted issue price at the purchase date and less than or equal to the sum of all amounts, other than QSI, payable on the OID note after the purchase date, the excess is “acquisition premium.” Under the rules applicable to acquisition premium, in general, the amount of OID that must be included in income for the OID note for any taxable year (or any portion of a taxable year in which the OID note is held) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.  The amount of acquisition premium allocated to each period is determined by multiplying the OID that otherwise would have been included in income by a fraction, the numerator of which is the excess of the cost to purchase the note over the adjusted issue price of the OID note and the denominator of which is the excess of the OID note’s stated redemption price at maturity over its adjusted issue price.

Amortizable Bond Premium. If you purchase a note (other than a foreign currency CPDI or CPDI) for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of QSI, you generally will be considered to have purchased the note with amortizable bond premium equal to such excess. If the note is not optionally redeemable prior to its maturity date, you generally may elect to amortize this premium over the remaining term of the note using a constant-yield method. If, however, the note may be optionally redeemed prior to maturity after you have acquired it, the amount of amortizable bond premium is generally determined by substituting the redemption date for the maturity date and the redemption price for the amount payable at maturity but only if the substitution results in a smaller amount of premium attributable to the period before the redemption date. You may generally use the amortizable bond premium allocable to an accrual period to offset QSI required to be included in your income with respect to the note in that accrual period. In addition, if you have purchased an OID note with amortizable bond premium, you will not be required to accrue any OID on such OID note. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt instruments then owned or thereafter acquired and may be revoked only with the consent of the IRS.

If you make a constant-yield election (as described under “—Original Issue Discount” above) for a note with amortizable bond premium, that election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Market Discount. If you purchase a note (other than a short-term note, foreign currency CPDI or CPDI) for an amount that is less than its stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount. Any payment, other than QSI, or any gain upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of a note with market discount generally will be treated as ordinary income to the extent of the accrued market discount not previously included in income. Market discount accrues on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding (as described above under “—Original Issue Discount”).

If a note is disposed of in one of certain nontaxable transactions, accrued market discount will be included as ordinary income as if you had sold the note in a taxable transaction at its then fair market value. Unless you elect to include market discount in income as it accrues, you generally will be required to defer deductions for any interest on indebtedness you incur to purchase or carry the note in an amount not exceeding the accrued market discount that you have not included in income.

If you make an election to include market discount in income as it accrues (a “market discount accrual election”), that election will apply to all market discount bonds acquired on or after the first day of the first taxable year to which that election applies. If you make a constant-yield election (as described above under “—Original Issue Discount”) with respect to a note purchased with market discount, that election will result in a deemed market discount accrual election for the taxable year in which the note was acquired.

Taxable Disposition.  Upon a taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid QSI, which will be treated as a payment of interest and taxed as described above under “—Payments of Interest”. Your tax basis in a note will equal its cost, increased by the amounts of any OID or market discount you have previously accrued with respect to the note, if any, and decreased by any amortized bond premium and any principal payments you received prior to the taxable disposition of a note and by the amount of any other payments on the note that did not constitute QSI.

Subject to the discussion regarding market discount above, gain or loss realized upon the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Notes Treated as Short-term Notes

The following discussion applies to notes with a term of one year or less (from but excluding the issue date to and including the last possible date that the notes could be outstanding pursuant to their terms) (“short-term notes”).

The treatment of notes with scheduled payments that may be postponed under certain circumstances is not entirely clear.  As a result, the IRS or a court may not respect our treatment of a particular issuance of notes as short-term notes, or conversely may determine that an issuance of notes should have been treated as short-term notes. In either case, the consequences of ownership and disposition of the affected notes could be significantly different from those resulting from our intended treatment.

Generally, a short-term note is treated as issued at a discount equal to the sum of all payments required to be made on the short-term note minus its issue price. If you are a U.S. Holder who uses a cash method of accounting for U.S. federal income tax purposes (a “cash-method holder”), you generally will not be required to recognize income with respect to a short-term note prior to maturity, other than with respect to the receipt of interest payments, if any, or pursuant to a taxable disposition of the short-term note. If you are a U.S. Holder who uses an accrual method of accounting for U.S. federal income tax purposes (an “accrual-method holder”), or a cash-method holder who elects to accrue income on the short-term note currently, you will be subject to rules that generally require accrual of discount on short-term notes over the term of the short-term notes, which would be calculated on a straight-line basis unless you elect a constant-yield method of accrual based on daily compounding. In the case of short-term notes that provide for one or more contingent payments, it is not clear whether or how any accrual should be determined prior to the time at which the relevant payment is calculated. You should consult your tax adviser regarding the amount and timing of any accruals on such short-term notes.

Upon a taxable disposition of a short-term note, you will generally recognize gain or loss equal to the difference between the amount realized on the taxable disposition and your tax basis in the short-term note. Your tax basis in the short-term note should equal its cost, increased, if you accrue income on the short-term note currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” You should consult your tax adviser regarding this reporting obligation. The excess of the amount received at maturity over your tax basis in the short-term note generally should be treated as ordinary income. Any gain recognized on the taxable disposition of a short-term note prior to maturity should generally be ordinary income to the extent of accrued and unpaid discount on the short-term note, which is calculated on a straight-line basis unless you elect to calculate such accrual on a constant-yield basis.  However, if you sell a short-term note providing for a contingent payment at maturity prior to the time the contingent payment has been fixed, it is not clear whether any gain you recognize in respect of such contingent payment should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax adviser regarding the treatment of a taxable disposition of short-term notes providing for contingent payments.

If you are a cash-method holder, unless you make the election to accrue income currently on a short-term note, you will generally be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the short-term note in an amount not exceeding the accrued discount that you have not included in income. As discussed above, in the case of a short-term note providing for a contingent payment, it is unclear whether or how accrual of discount should be determined prior to the time at which the relevant payment is calculated.

If you make the election to accrue income on a short-term note currently, that election will apply to all short-term debt instruments acquired by you on or after the first day of the first taxable year to which that election applies. You should consult your tax adviser regarding these rules.

Notes Treated as Variable Rate Debt Instruments

The following discussion applies to notes that are treated as variable rate debt instruments for U.S. federal income tax purposes (“VRDIs”).

Interest on a VRDI That Provides for a Single Variable Rate. Stated interest on a VRDI that provides for a single variable rate (a “Single Rate VRDI”) will be treated as QSI and will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of tax accounting. If the stated principal amount of a Single Rate VRDI exceeds its issue price by an amount equal to or greater than a specified de minimis amount, this excess will be treated as OID that you must include in income as it accrues, generally in accordance with the constant-yield method as described above under “—General—Original Issue Discount,” The constant-yield accrual of OID on a VRDI is determined by substituting a fixed rate that reflects the value of the variable rate on the issue date (or, in certain cases, a fixed rate that reflects the yield that is reasonably expected for the VRDI) for each scheduled payment of the variable rate. A fixed rate payable for an initial period of one year or less followed by a variable rate where the variable rate on the issue date is intended to approximate the fixed rate (which will be presumed if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%) will be treated as a single variable rate for the purposes of this and the next paragraph.

Interest on a VRDI That Provides for Multiple Rates. This discussion refers to VRDIs that provide for (i) multiple variable rates or (ii) one or more variable rates and a single fixed rate (other than a fixed rate payable for an initial period described in the preceding paragraph) (a “Multiple Rate VRDI”). Under applicable Treasury regulations, in order to determine the amount of QSI and OID, if any, in respect of Multiple Rate VRDIs, an equivalent fixed-rate debt instrument must be constructed. The equivalent fixed-rate debt instrument is constructed in the following manner: (i) first, if the Multiple Rate VRDI contains a fixed rate, that fixed rate is converted to a variable rate that preserves the fair market value of the Multiple Rate VRDI and (ii) second, each variable rate (including a variable rate determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that variable rate as of the issue date of the Multiple Rate VRDI) (the “equivalent fixed-rate debt instrument”). The rules discussed in “—General—Original Issue Discount” are then applied to the equivalent fixed-rate debt instrument to determine the amount, if any, of OID and the amount of QSI. You will be required to include any such OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, as described above under “—General—Original Issue Discount.” QSI on a Multiple Rate VRDI will generally be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of tax accounting. If a Multiple Rate VRDI is not issued with OID, all stated interest on the Multiple Rate VRDI will be treated as QSI.

If the amount of interest you receive in a calendar year is greater than the interest assumed to be paid or accrued under the equivalent fixed-rate debt instrument, the excess is generally treated as additional QSI taxable to you as ordinary income. Otherwise, any difference will generally reduce the amount of QSI you are treated as receiving and will therefore reduce the amount of ordinary income you are required to take into income.

Taxable Disposition. Subject to the discussion above under “—General—Market Discount,” upon a taxable disposition of a VRDI, you generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts attributable to accrued but unpaid QSI, which will be treated as a payment of interest) and your tax basis in the VRDI. Your tax basis in a VRDI will equal its cost, increased by the amounts of OID or market discount, if any, you previously included in income with respect to the VRDI, and reduced by any payments you received other than QSI and any amortized bond premium. Such gain or loss generally will be long-term capital gain or loss if you held the VRDI for more than one year at the time of disposition, and short-term capital gain or loss otherwise.

Notes Treated as Foreign Currency Notes

The following discussion applies to notes (i) that are denominated in a foreign currency or (ii) the payments of interest and principal on which are payable in, or determined by reference to, a foreign currency (“foreign currency notes”).  For a description of the treatment of foreign currency notes that provide for contingent payments or for payments made in or determined by reference to multiple currencies, see the discussion under “—Notes Treated as Foreign Currency Contingent Payment Debt Instruments” below.

The rules applicable to notes that are denominated in a foreign currency could require gain or loss realized upon a taxable disposition of the notes that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss.  The rules applicable to foreign currency notes are complex and their application may depend on your particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether you should make any of these elections may depend on your particular U.S. federal income tax situation.  You should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest.  If you are a cash-method holder and receive a payment of QSI (or receive proceeds from a taxable disposition attributable to accrued QSI) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment, regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be your tax basis in the foreign currency.  If you receive a payment of QSI in U.S. dollars, you should include the amount of this payment in income upon receipt.  To the extent that you are required to accrue OID on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the OID.

If you are an accrual-method holder, you will be required to include in income the U.S. dollar value of the amount of interest income (including OID, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Alternatively, you may elect to translate interest income (including OID) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. In addition to the interest income accrued as described above, you will recognize foreign currency gain or loss as ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from a taxable disposition attributable to accrued interest are actually received.  The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where you receive U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

Original Issue Discount. OID on a foreign currency note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by you on the accrual basis, as described above, regardless of your method of tax accounting.  You will recognize foreign currency exchange gain or loss when original issue discount is paid (including, upon the sale of such foreign currency note, the receipt of proceeds which include amounts attributable to original issue discount previously included in income) to the extent of the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the accrued original issue discount (determined in the same manner as for accrued interest).  For these purposes, all receipts on a foreign currency note will be viewed: (i) first, as the receipt of any stated interest payment called for under the terms of the foreign currency note, (ii) second, as receipts of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and (iii) third, as the receipt of principal.

Market Discount. The amount of market discount on a foreign currency note includible in income generally will be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency note is retired or otherwise disposed of.  If you elect to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period.  You will recognize foreign currency exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable Bond Premium.  Amortizable bond premium on a foreign currency note will be computed in the applicable foreign currency.  If a U.S. Holder elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency.  At the time bond premium is amortized, foreign currency exchange gain or loss will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency note.  If a U.S. Holder does not elect to amortize bond premium, the bond premium computed in the foreign currency must be translated into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by foreign currency exchange gain.

Tax Basis. Your tax basis in a foreign currency note, and the amount of any subsequent adjustment to the your tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment.  If you purchase a foreign currency note with previously owned foreign currency, you will recognize ordinary income or loss in an amount equal to the difference, if any, between your tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Taxable Disposition.  Foreign currency gain or loss recognized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss that will not be treated as interest income or expense.  The amount of foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the your purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the foreign currency note, determined on the date the payment is received in exchange for the foreign currency note or the foreign currency note is disposed of, and (ii) the U.S. dollar value of your purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the foreign currency note, determined on the date you acquired the foreign currency note.  Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above.  Foreign currency gain or loss realized upon a taxable disposition of any foreign currency note will be recognized only to the extent of the total gain or loss realized by you upon such taxable disposition.  Any gain or loss realized by you in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in your income).  If you recognize an ordinary loss upon a taxable disposition of a foreign currency note and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

You will have a tax basis in any foreign currency received upon a taxable disposition of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such taxable disposition.  If you are a cash-method holder who buys or sells a foreign currency note that is traded on an established market, you are required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result with respect to such foreign currency from currency fluctuations between the trade date and the settlement of the purchase or sale.  If you are an accrual-method holder, you may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market.  This election cannot be changed without the consent of the IRS.  Any gain or loss realized by you upon a taxable disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Notes Treated as Foreign Currency Contingent Payment Debt Instruments

The following discussion applies to notes treated as foreign currency contingent payment debt instruments for U.S. federal income tax purposes (“foreign currency CPDIs”). These notes will be subject to special rules that govern the tax treatment of foreign currency CPDIs under applicable Treasury regulations (the “foreign currency contingent debt regulations”).

Pursuant to the foreign currency contingent debt regulations, you will be required to accrue interest income on the foreign currency CPDIs on a constant yield basis, based on a comparable yield, as described below, regardless of your method of tax accounting.  All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the foreign currency CPDIs) will be made in the denomination currency of the foreign currency CPDIs.  The foreign currency contingent payment debt regulations provide that the denomination currency of foreign currency CPDIs that have principal or interest payments denominated in, or determined by reference to, more than one currency is the currency with the greatest value determined by comparing the value of the noncontingent and projected payments denominated in, or determined by reference to, each currency on the issue date, discounted to present value and, if necessary, translated into U.S. dollars at the spot rate on the issue date.

The foreign currency contingent debt regulations provide that you must accrue into income OID for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of a foreign currency CPDI.  The amount of OID that you must accrue for each accrual period is determined in the denomination currency by applying the “noncontingent bond method” to the foreign currency CPDI in the denomination currency and equals the product of:

•	the adjusted issue price (as defined below) of the foreign currency CPDI in the denomination currency as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the foreign currency CPDI, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the foreign currency CPDI and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a foreign currency CPDI is its issue price, increased by any interest income previously accrued , determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made pursuant to the projected payment schedule described below (without regard to the actual amount paid), each determined in the denomination currency.

The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the foreign currency CPDIs, and (ii) a rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar were the denomination currency.

The foreign currency contingent debt regulations require that we provide, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments in the denomination currency (the “projected payment schedule”) on a foreign currency CPDI.  This schedule must produce a yield to maturity that equals the comparable yield. We will determine the comparable yield and related projected payment schedule for each issuance of foreign currency CPDIs and will provide them, or information on how to obtain them, in the applicable supplement. Although it is not clear how the comparable yield should be determined for foreign currency CPDIs that may be redeemed before maturity, we intend to determine the comparable yield for such foreign currency CPDIs based on the stated maturity date.

For U.S. federal income tax purposes, you are required under the foreign currency contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a foreign currency CPDI, unless you timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine your interest accruals and adjustments thereto in respect of the foreign currency CPDIs for U.S. federal income tax purposes.  The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the foreign currency CPDIs.

Translation of Amounts Determined Under Noncontingent Bond Method.  The accruals of interest computed with respect to a foreign currency CPDI in the denomination currency (adjusted by certain net positive or negative adjustments as described below) must be translated into U.S. dollars.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year.  You may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year).  If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Adjustments to Interest Accruals.  If, during any taxable year, you receive actual payments with respect to a foreign currency CPDI that, in the aggregate, exceed the total amount of projected payments for that taxable year, as determined in the denomination currency, you will incur a “net positive adjustment” under the foreign currency contingent debt regulations equal to the amount of such excess.  You will treat a net positive adjustment as additional interest income in that taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account or, if earlier, the date of a sale, exchange or retirement of the foreign currency CPDI.

If you receive in a taxable year actual payments with respect to a foreign currency CPDI that, in the aggregate, are less than the amount of projected payments for that taxable year, as determined in the denomination currency, you will incur a “net negative adjustment” under the foreign currency contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

(i)	will first reduce your interest income on the foreign currency CPDI that otherwise would accrue in the denomination currency for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of your accrued but unpaid interest on the foreign currency CPDI in prior taxable years (translated into U.S. dollars at the spot rate used to translate interest in the relevant prior taxable year); and

(iii)	to the extent of any excess after applying (i) and (ii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a taxable disposition of the foreign currency CPDI (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not treated as a “miscellaneous itemized deduction” (which for non-corporate U.S. Holders would be non-deductible).

Taxable Disposition.  Upon a taxable disposition of a foreign currency CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI. As discussed above, to the extent that you have any net negative adjustment carryforward, you may use such net negative adjustment from a previous year to reduce the amount realized in the denomination currency upon a taxable disposition of the foreign currency CPDI.

Your tax basis in a foreign currency CPDI generally will be equal to the U.S. dollar cost as of the day you purchased the foreign currency CPDI, increased by the U.S. dollar value of your total interest accruals with respect to the foreign currency CPDI (determined without regard to any adjustments to interest accruals as described above), translated as described above, and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the foreign currency CPDI (translated into U.S. dollars).

The amount realized upon a taxable disposition of a foreign currency CPDI is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by you, reduced by the amount of any net negative adjustment carryforward (translated into U.S. dollars).  Any gain, other than foreign currency gain (as discussed below), will be treated as ordinary interest income.  Any loss, other than foreign currency loss (as discussed below), will be treated as an ordinary loss to the extent of the excess of your total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the foreign currency CPDI, and thereafter as a capital loss (which will be long-term capital loss if the foreign currency CPDI has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If you recognize an ordinary loss upon a taxable disposition of a foreign currency CPDI and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

For purposes of determining the amount realized at maturity of a foreign currency CPDI, you will be deemed to receive the projected amount of any contingent payment due on that date, reduced by the amount of any net negative adjustment carryforward.  The projected amount is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued.  To the extent that the actual amount you receive at the maturity of a foreign currency CPDI is greater or less than the projected amount, you will incur a net positive adjustment or a net negative adjustment, which will be treated as described above under “—Adjustments to Interest Accruals.”  To the extent that there is any net negative adjustment carryforward as described above under “—Adjustments to Interest Accruals,” it will reduce the amount realized on the foreign currency CPDI (translated into U.S. dollars at the spot rate on the issue date of the foreign currency CPDI).

Foreign Currency Gain or Loss.  You may recognize foreign currency gain or loss with respect to a foreign currency CPDI when you receive payments on a foreign currency CPDI.  The amount of foreign currency gain or loss attributable to payments of interest previously accrued on the foreign currency CPDI is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above.  The amount of foreign currency gain or loss attributable to payments of principal is determined by translating the amount of principal received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal received into U.S. dollars at the spot rate on the date the foreign currency CPDI was issued or, if later, acquired.  For purposes of determining the amount of foreign currency gain or loss, the amount received (i) shall first be attributed to any net positive adjustment on the foreign currency CPDI that has not previously been taken into account and (ii) then to accrued but unpaid interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributed to the principal.

Upon a taxable disposition of a foreign currency CPDI, you would also recognize foreign currency gain or loss.  Payments received upon such taxable disposition shall first be applied against the principal of the foreign currency CPDI and then against accrued but unpaid interest (and treated, in each case, as described in the preceding paragraph).

The total amount of foreign currency gain or loss on a foreign currency CPDI is equal to the sum of the foreign currency gains or losses on principal and interest, calculated as described above.  Any such foreign currency gain or loss will be treated as ordinary income or loss.  You should consult your tax adviser regarding these rules.  If you recognize an ordinary loss upon a sale or other disposition of a foreign currency CPDI and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

Special Rules for Contingent Payments that Fix Early. Special rules will apply if one or more contingent payments on a foreign currency CPDI become fixed.  If one or more (but not all) contingent payments on a foreign currency CPDI (determined in the denomination currency) become fixed more than six months prior to the date each such payment is due, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule (determined in the denomination currency), using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a foreign currency CPDI become fixed substantially contemporaneously, you will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the foreign currency CPDI.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  Your tax basis in the foreign currency CPDI and the character of any gain or loss on the sale of the foreign currency CPDI will also be affected.  Furthermore, if all the payments on a foreign currency CPDI become fixed prior to the original issue date, the foreign currency CPDI might be treated as a debt instrument that is not a foreign currency contingent payment debt instrument for U.S. federal income tax purposes. You should consult your tax adviser concerning the application of these special rules.

Foreign Currency CPDIs Purchased for Amounts Different from their Adjusted Issue Price. If you purchase a foreign currency CPDI for an amount that is different from its adjusted issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the foreign currency CPDI or daily portions of interest that you are required to accrue with respect to the foreign currency CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser regarding these rules.

Notes Treated as Contingent Payment Debt Instruments

The following discussion applies to notes treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”). These notes will be subject to special rules that govern the tax treatment of CPDIs under applicable Treasury regulations (the “contingent debt regulations”).

Pursuant to the contingent debt regulations, you will be required to accrue interest income on the CPDIs on a constant yield basis, based on a comparable yield, as described below, regardless of your method of tax accounting.  Accordingly, depending on the terms of the CPDIs, you may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that you must accrue into income OID for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of a CPDI that equals the product of:

•	the adjusted issue price (as defined below) of the CPDI as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the CPDI, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the CPDI and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a CPDI is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made pursuant to the projected payment schedule described below (without regard to the actual amount paid).

The term “comparable yield” as used in the contingent debt regulations is the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the CPDIs, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on a CPDI.  This schedule must produce a yield to maturity that equals the comparable yield. We will determine the comparable yield and related projected payment schedule for each issuance of CPDIs and will provide them, or information on how to obtain them, in the applicable supplement. Although it is not clear how the comparable yield should be determined for CPDIs that may be redeemed before maturity, we intend to determine the comparable yield for such CPDIs based on the stated maturity date.

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a CPDI, unless you timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine your interest accruals and adjustments thereto in respect of the CPDIs for U.S. federal income tax purposes.  The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the CPDIs.

Adjustments to Interest Accruals.  If, during any taxable year, you receive actual payments with respect to a CPDI that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess.  You will treat a net positive adjustment as additional interest income in that taxable year.

If you receive in a taxable year actual payments with respect to a CPDI that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

(i)	will first reduce your interest income on the CPDI for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of your accrued but unpaid interest on the CPDI in prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

(iii)	to the extent of any excess after applying (i) and (ii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a taxable disposition of the CPDI (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not treated as a miscellaneous itemized deduction (which for non-corporate U.S. Holders would be non-deductible).

Taxable Disposition.  Upon a taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI.  As discussed above, to the extent that you have any net negative adjustment carryforward, you may use such net negative adjustment from a previous year to reduce the amount realized upon a taxable disposition of the CPDI.

For purposes of determining the amount realized on the scheduled retirement of a CPDI, you will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed, to the extent that actual payments with respect to the CPDIs during the year of the scheduled retirement are greater or less than the projected payments for such year, you will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

Your tax basis in a CPDI generally will be equal to your original purchase price for the CPDI, increased by your total interest accruals (determined without regard to any adjustments to interest accruals as described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the CPDI (without regard to the actual amount paid).

Gain recognized by you upon a taxable disposition of a CPDI generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of your total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the CPDI, and thereafter as capital loss (which will be long-term capital loss if the CPDI has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If you recognize an ordinary loss upon a taxable disposition of a CPDI and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

Special Rules for Contingent Payments that Fix Early. Special rules will apply if one or more contingent payments on a CPDI become fixed.  If one or more (but not all) contingent payments on a CPDI become fixed more than six months prior to the date each such payment is due, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a CPDI become fixed substantially contemporaneously, you will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the CPDI.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  Your tax basis in the CPDI and the character of any gain or loss on the sale of the CPDI will also be affected.  Furthermore, if all the payments on a CPDI become fixed prior to the original issue date, the CPDI might be treated as a debt instrument that is not a contingent payment debt instrument for U.S. federal income tax purposes. You should consult your tax adviser concerning the application of these special rules.

CPDIs Purchased for Amounts Different from their Adjusted Issue Price. If you purchase a CPDI for an amount that is different from its adjusted issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the CPDI or daily portions of interest that you are required to accrue with respect to the CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser regarding these rules.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of a note who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the note.

The discussion below generally assumes that income and gain on the notes are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

Subject to the discussions below under “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on or amounts you receive on a taxable disposition of a note, assuming that (i) you do not own, directly or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) you are not a bank receiving interest on the note within the meaning of Section 881(c)(3)(A) of the Code, (iv) the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the Treasury regulations thereunder, and (v) you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should be aware that a note generally will not be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would not have been subject to U.S. federal withholding or income tax because of the exemption from withholding of “portfolio interest.”

You should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the notes.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on a note. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% (or lower treaty rate) branch profits tax if you are a corporation.

Possible Taxable Event

A change to the terms of an issue of notes could result in a taxable modification (referred to herein as a “significant modification”) of the affected notes. A change in the timing or amount of payments on a note due to a market disruption event, the designation of a successor rate referenced by a note or other similar circumstances resulting in a material change to a rate referenced by a note could also result in a significant modification of the affected notes. Furthermore, in certain circumstances where our obligations under the notes are assumed by another entity, such substitution could result in a significant modification of the affected notes.

A significant modification would generally result in the notes being treated as terminated and reissued for U.S. federal income tax purposes. In that event, if you are a U.S. Holder, you might be required to recognize gain or loss (subject to possible recapitalization treatment or, in the case of loss, the possible application of the wash sale rules) with respect to the notes, and your holding period for your notes could be affected.  Moreover, depending on the facts at the time of the significant modification, the reissued notes could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the notes after the significant modification. In addition, a significant modification could result in adverse U.S. federal withholding tax consequences to a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the notes. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the notes.

Fungibility of Subsequent Issuances

We may, without the consent of the holders of outstanding notes, issue additional notes with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original notes, these additional notes may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original notes.

The additional notes may be considered to have been issued (in whole or in part) with OID even if the original notes had no OID, or the additional notes may have a greater amount of OID than the original notes. These differences may affect the market value of the original notes  if the additional notes are not otherwise distinguishable from the original notes.

Reportable Transactions

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code. Reportable transactions include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level.

Information Reporting and Backup Withholding

Payments on the notes as well as the proceeds of a taxable disposition (including retirement) of the notes may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income, which includes, among other things, interest and certain dividend equivalents.  While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department (“Treasury”) has indicated in subsequent proposed regulations its intent to eliminate this requirement. Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding notes through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits.

Notwithstanding anything to the contrary herein or in the applicable supplement, we will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

Plan of Distribution (Conflicts of Interest)

We are offering the Series F medium-term notes, Series F units and Series F warrants on a continuing basis through Morgan Stanley & Co. LLC (an affiliate of ours) (“MS & Co.”), which we refer to as the “agent.”  We may also use other agents that will be named in the applicable pricing supplement.  The agent has, or will have, agreed to use reasonable efforts to solicit offers to purchase the securities.  We will have the sole right to accept offers to purchase the securities and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase securities.  Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of the securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from 0.125% to 0.750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities.  We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

We may also sell the securities to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell the securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the securities it has purchased as principal to other dealers.  The agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the agent will receive from us.  After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession, discount and other selling terms from time to time.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the securities on a national securities exchange.  The agent may make a market in the securities or, if separable, any other securities of ours included in units, as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for the securities or if separable, any other securities included in any units.

MS & Co. is our wholly-owned subsidiary.  The agent will conduct each offering of the securities in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, no agent or dealer that is an affiliate of ours will make sales in an offering of the securities to any discretionary account without the prior written approval of the customer.  Following the initial distribution of the securities, the agent may offer and sell those securities or, if separable, any other securities included in any units in the course of its business as a broker-dealer.  The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  The agent may use this prospectus supplement in connection with any of those transactions.  The agent is not obligated to make a market in any of the securities or any other securities included in units and may cease to make a market at any time without notice.

Underwriters, agents and dealers participating in offerings of the securities that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on the securities.  Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any overallotment option.  The agent can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the agent will consider, among other things, the open market price of these securities compared to the price available under the overallotment option.  The agent may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position.  The agent must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or any other securities in the open market to stabilize the price of the securities or of any other securities.  Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of the securities.  Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of the securities through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement or other units similar to those described in this prospectus supplement.

Series F Notes, Series F Units and Series F Warrants Offered on a Global Basis

If the applicable pricing supplement indicates that any of our Series F medium-term notes, Series F units or Series F warrants will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

The agent has represented and agreed, and any other agent through which we may offer any Series F medium-term notes, Series F units or Series F warrants on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such securities offered on a global basis, purchasers of any such securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of the applicable pricing supplement.

Without limitation to the foregoing:

With respect to sales of the securities in Canada, the securities may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed under applicable securities legislation to be purchasing, as principal; (iii) “accredited investors,” as defined, for purchasers in Ontario, in subsection 73.3(1) of the Securities Act (Ontario) and, for purchasers in other jurisdictions of Canada, in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”), in each case, that were not created, and are not used, solely to purchase or hold securities as an accredited investor described in paragraph (m) of the definition of “accredited investor” set out in NI 45-106; and (iv) “permitted clients,” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Although Morgan Stanley is a “reporting issuer,” as such term is defined under applicable Canadian provincial securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the securities will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 – Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the securities will not be or become freely tradeable in Canada, and any resale of the securities must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian provincial securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the securities.

Prospective investors in Canada are advised that your name and other specified information, including the number of securities you have purchased, may be disclosed to Canadian provincial securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any securities hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian provincial securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable Canadian provincial securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of securities has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) securities are to be distributed in addition to the securities previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the vendor or offeror that failed to comply with the applicable requirement.

The Saskatchewan Act also provides a purchaser who has received an amended offering memorandum delivered in accordance with the Saskatchewan Act with a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase securities offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that the offering memorandum, or any document incorporated by reference therein (or deemed incorporated by reference therein) contains a misrepresentation if it was a misrepresentation at the time of purchase. Where an offering memorandum is delivered to a prospective purchaser of securities in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the securities is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, not more than the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the securities with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the securities were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of securities is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer or other seller of such securities, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the securities, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the securities (or after the date on which initial payment was made for the securities where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summaries are subject to the express provisions of the Securities Act (Ontario), the Saskatchewan Act, the Securities Act (New Brunswick) and the Securities Act (Nova Scotia) and the rules and regulations thereunder, as applicable, and reference is made thereto for the complete text of such provisions.

Newfoundland and Labrador

Purchasers of securities resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission against the issuer equivalent to the statutory rights provided to purchasers in Ontario.

This prospectus supplement, the accompanying prospectus and any related pricing supplement are not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of securities which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to EEA Qualified Investors. Neither Morgan Stanley nor the agent have authorized, nor do they authorize, the making of any offer of securities in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The agent has represented and agreed, and each further agent appointed under the Series F program will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any securities which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA.

This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of securities in the United Kingdom will only be made to a legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the United Kingdom’s Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of securities which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to UK Qualified Investors. Neither Morgan Stanley nor the agent have authorized, nor do they authorize, the making of any offer of securities in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; or (ii) not a UK Qualified Investor; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to buy or subscribe for the securities. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

The agent has represented and agreed, and each further agent appointed under the Series F program will be required to represent and agree, that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any securities which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom.

The agent has represented and agreed, and each further agent appointed under the Series F program will be required to represent and agree, that:

(a)	in relation to any securities which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Where securities have a maturity of less than one year from their date of issue and (a) the issue proceeds are received by Morgan Stanley in the United Kingdom and/or (b) the activity of issuing the securities is carried on from an establishment maintained by Morgan Stanley in the United Kingdom, each such security must have a minimum redemption value of £100,000 (or its equivalent in other currencies) and no part of any such security may be transferred unless the minimum redemption value of that part is not less than £100,000 (or its equivalent in other currencies).

The communication of this prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus and any related pricing supplement and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus and any related pricing supplement and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus and any related pricing supplement or any other documents and/or materials relating to the issue of the securities offered hereby or any of their contents.

The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) on the basis that the solicitation for subscription of the securities falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the FIEA and Article 10 of the Ministerial Ordinance Concerning Definitions. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the securities shall be made aware that they shall not transfer the securities to anyone other than to other QIIs.  Any QII who acquires the securities shall be deemed to have agreed to such transfer restriction.

Accordingly, the securities will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan),  or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except in a private placement to QIIs as described above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to represent and agree, that it will not offer or sell, directly or indirectly, any securities in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the accompanying prospectus or any other offering material relating to the securities, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the French Code Monétaire et Financier.

The contents of this prospectus supplement have not been reviewed or approved by any regulatory authority in Hong Kong.  This prospectus supplement does not constitute an offer or invitation to the public in Hong Kong to acquire securities.  No securities (except for securities which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”)) have been offered or sold or will be offered or sold, in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the SFO and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the securities has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The offer of the securities is personal to the person to whom this prospectus supplement has been delivered by or on behalf of Morgan Stanley, and a subscription for securities will only be accepted from such person.  No person to whom a copy of this prospectus supplement is issued may copy, issue or distribute this prospectus supplement to any other person.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about the contents of this prospectus supplement, you should obtain independent professional advice.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the securities will be offered in Singapore primarily pursuant to exemptions under Sections 274 and 275 of the SFA.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any securities may not be circulated or distributed, nor may any securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (an “Institutional Investor”)) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA (an “Accredited Investor”)) or other relevant person (as defined in Section 275(2) of the SFA (a “Relevant Person”)) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the securities are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(i)  a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)  a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the securities except:

(A)  to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)  where no consideration is or will be given for the transfer;

(C)  where the transfer is by operation of law; or

(D)  as specified in Section 276(7) of the SFA.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that, subject to the paragraph immediately below:

(i)  the securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to trading on a trading venue (exchange or multilateral trading facility) in Switzerland;

(ii)  neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to any securities (x) constitutes a prospectus compliant with the requirements of articles 652a and 1156 of the Swiss Code of Obligations (as such articles were in effect immediately prior to the entry into effect of the FinSA) in accordance with article 109 of the Swiss Financial Services Ordinance (“FinSO”) or pursuant to articles 35 and 45 of the FinSA for a public offering of the securities in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the securities in Switzerland or (y) has been or will be filed with or approved by a Swiss review body (Prüfstelle) pursuant to article 52 of the FinSA; and

(iii)  neither this prospectus supplement nor the accompanying prospectus nor other offering or marketing material relating to any securities may be publicly distributed or otherwise made publicly available in Switzerland.

Notwithstanding the paragraph immediately above, in respect of any issuance of securities, the issuer of securities, the agent and the relevant dealer(s) and underwriter(s) may agree that (x) such securities may be publicly offered in Switzerland within the meaning of the FinSA and/or (y) an application will be made by (or on behalf of) the issuer to admit such securities to trading on a trading venue (exchange or multilateral trading facility) in Switzerland, provided that:

(i)  the issuer is able to rely, and is relying, on an exemption from the requirement to prepare and publish a prospectus under the FinSA in connection with such public offer and/or application for admission to trading;

(ii)  in the case of any such public offer, the relevant agent, dealer(s) and underwriter(s) have agreed to comply with any restrictions applicable to the offer and sale of such securities that must be complied with in order for the issuer to rely on such exemption; and

(iii)  the applicable pricing supplement will specify that such securities may be publicly offered in Switzerland within the meaning of the FinSA and/or the trading venue in Switzerland to which an application will be made by (or on behalf of) the issuer to admit such securities to trading thereon.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that,

(i)  no key information document (Basisinformationsblatt) pursuant to article 58 (1) of the FinSA (or any equivalent document under the FinSA) has been or will be prepared in relation to any securities; and

(ii)  therefore, any securities with a derivative character within the meaning of article 86 (2) of the FinSO may not be offered or recommended to private clients within the meaning of the FinSA in Switzerland.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to represent and agree, that it will not offer or sell, directly or indirectly, any securities in the Republic of Chile and will not distribute or cause to be distributed in the Republic of Chile this prospectus supplement or the accompanying prospectus or any other offering material relating to the securities, except to “qualified investors” and subject to Norma de Carácter General No. 336 (“NCG 336”) of June 27, 2012 issued by the Financial Market Commission of Chile (“CMF”).

The CMF nor any other regulatory authority in the Republic of Chile has reviewed or approved the contents of this prospectus supplement.  This prospectus supplement does not constitute an offer or invitation to the public in Chile to acquire securities.

According to NCG 336, on or before making any offer of the securities in Chile, the person making the offer shall include in all offering materials the following cautionary language in English and in Spanish:

“IMPORTANT INFORMATION FOR INVESTORS RESIDENT IN CHILE: (1) The offering of the securities will commence in Chile on [dd/mm/yyyy]; (2) the offering will be subject to Norma de Carácter General N° 336 of the CMF; (3) the offered securities are not and will not be registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and will therefore not be subject to the supervision of the CMF; (4) the offered securities are not registered in Chile and the issuer thereof is not required to disclose information to the public in Chile about its securities; and (5) the offered securities cannot and will not be publicly offered in Chile unless and until the offered securities are registered in the corresponding securities registry of the CMF.

INFORMACIÓN IMPORTANTE PARA INVERSIONISTAS RESIDENTES EN CHILE: (1) La oferta de los valores comenzará en Chile el día [dd/mm/aaaa]; (2) la oferta se acogerá a la Norma de Carácter General N° 336 de la CMF; (3) los valores no están ni estarán inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta; (4) Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores, y (5) Los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.”

Pursuant to NCG 336, the securities may be privately offered to certain “qualified investors” as such are defined in NCG 336 and further described in Rules No. 216 of June 12, 2008 and 410 of July 27, 2016 of the CMF. The person making the offer in Chile should consult with local counsel about these definitions.

The securities have not been, and will not be, issued, placed, distributed, offered or negotiated in the Brazilian capital markets. The issuance of the securities has not been nor will the securities be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not permitted without such registration or an express exemption or registration with the CVM pursuant to Brazilian laws and regulations. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the securities is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the securities to the public in Brazil. This prospectus supplement is not addressed to Brazilian residents and it should not be forwarded or distributed to, nor read or consulted by, acted on or relied upon by Brazilian residents. Any investment to which this prospectus supplement relates is available only to non-Brazilian residents and will only be made by non- Brazilian residents. If you are a Brazilian resident and received this prospectus supplement, please destroy it along with any copies.

The securities have not been and will not be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores; the “CNBV”) and, therefore, may not be offered or sold publicly in Mexico, except that the securities may be sold to Mexican institutional and accredited investors solely pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores). This prospectus supplement is solely our responsibility and has not been reviewed or authorized by the CNBV. The acquisition of the securities by an investor who is a resident of Mexico will be made under its own responsibility.

Legal Matters

The validity of the notes, the units, the warrants and any securities included in the units will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP or other counsel who is satisfactory to the agent and who may be an officer of Morgan Stanley.  Sidley Austin LLP will pass upon some legal matters relating to the notes, units, warrants and any securities included in the units for the agent.  Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.